Exhibit 6.2

EXCHANGE LISTING AND USE AGREEMENT

APRIL 4, 2023 VERSION

BETWEEN

(1)	MANSE PLATEFORME SAS, incorporated under the laws of France, located 33, rue Lafayette 75009 – Paris (“EXCHANGE MANAGER”)

AND

(2)	MANSE USA LLC, incorporated under the laws of the State of Delaware, located at 251 Little Falls Drive, 19808 Wilmington, United States of America (“ISSUER”)

WHEREAS, the Issuer is engaged in the business of marketing and sale of contracts named “Roys” to users under which users acquire a right to remuneration based on the variation of key public indicators;

WHEREAS, the Exchange Manager has developed, owns and operates a proprietary platform accessible from the URL: www.royaltiz.com (the “Platform”) that enables issuers to promote, commercialize and manage Roys during Introduction and on the Secondary Market and organize promotional activities in relation with the Roys (the “Purpose”);

WHEREAS, the Issuer wishes to use the Platform for the Purpose and the Exchange Manage wishes to grant Platform access to the Issuer for the Purpose subject to the terms and conditions in this Agreement;

NOW, THEREFORE, for and in consideration of the foregoing premises, the Parties hereby agree as follows:

1.	DEFINITIONS

Capitalized terms in this Agreement shall have the meanings set forth below, whether used in the singular or plural and whether in the masculine or feminine form.

Agreement means this agreement formed by the Agreement Documents;

Agreement Documents means this Agreement and its Appendices;

Affiliate means any company designated by the Exchange Manager;

Applicable Laws means any international, federal, state, provincial, or municipal law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Authority or stock exchange, including any judicial or administrative interpretation thereof, applicable to a Party or a Person or any of its properties, assets, business or operations;

Assignment means either (i) for a User, the assignment of a Roy Agreement to another User, whether as assignor or assignee;

Authority means any regional, national, county, municipal and/or local, or supranational government or governmental agency, administrative, legislative or regulatory authority, department, inspectorate, ministry or minister, cabinet secretary, official court or tribunal or other regulatory body which has jurisdiction over matters affecting the Issuer, the Exchange Manager or a User;

Class means the class of each Roy Agreement as shown on the Information Sheet;

Clause means a clause of this Agreement;

Escrow Agent means the agent appointed by the Issuer;

Exchange means the Platform;

Fees and Commissions means all fees and commissions payable by the User in respect of a Transaction;

Financial Account means any User’s account open in the books of the Payment Service Provider;

General Terms of Use means the general terms of use of the Platform accessible from the following link: royaltiz.com/terms-of-use ;

Information Sheet means the document which contains the information of the Talent to which this Agreement relates and includes (i) the Photograph of such Talent, (ii) in case of Subscription during the Introduction Period, the Subscription Price, (ii) the Class, (iii) the nature of the Roy, i.e. Revenue Roy or Performance Roy and (iv) any other information expressly referred to in the Agreement Documents;

Intellectual Property Rights means all patents, unpatented inventions, registered and unregistered design and design rights, copyrights (including rights in computer software), database rights, topography rights, domain names, trademarks, rights in trade dress and get up, rights in good will or to sue for passing off, service marks, trade names, logos, rights in trade secrets, know-how (including applications or the right to apply for all of the foregoing) and all other intellectual property rights of any nature whatsoever and all rights of a similar nature having similar effect throughout the world whether registered or unregistered and whether now existing or in the future created;

Introduction means the initial offer made to the Users by the Issuer on the Platform to enter into any Roy Agreement for a given Talent;

Market Data means all information provided by the Issuer and made available by it on the Platform, including all information referred to in the standard Roy agreement attached in Appendix 2;

Notice means any communication between the Parties in accordance with this Agreement; the term “Notify” shall be construed accordingly;

Party means either of the parties to this Agreement, namely the Exchange Manager or the Issuer;

Payment Service Provider means the company Mangopay incorporated under the laws of France or any other company designated by the Exchange Manager;

Performance means the variation of key public indicators relating to a given Talent. These indicators include, but are not limited to, the Talent’s estimated compensation, the Talent’s performance on social networks (number of Talent followers, number of interactions or engagements, number of posts, number of clicks on posts, reach of posts and interactions, number of shares, traffic and number of visits to the Platform from Social Networks of which the Talent is a member, etc.), on the Talent’s performance on streaming platforms (Spotify, Deezer, Youtube...), or on the Talent’s public salary;

Person means any natural or legal person;

Platform means any platform developed and/or operated by the Exchange Manager or an Affiliate under the “Royaltiz” brand for the subscription and assignment of Roys; the Platform is accessible from the URL: www.royaltiz.com ;

Promotion means the publicizing of Roy Agreements and other Royaltiz Products on the Platform ; the terms “Promotion” and “Promoted” shall be construed accordingly;

Roy Agreement means any agreement in the form attached in Appendix 2;

Royaltiz Product means, as the case may be, a (i) Roy Agreement or (ii) any other product marketed by the Issuer on the Platform ;

Secondary Market means the market for Assignments on the Platform;

Talent means, as the case may be, (i) an individual and/or (ii) any company, holding the rights granted to the Issuer under any agreement and referred to in the Information Sheet;

Terminology Equivalent means the term used on the Platform in place of a term defined in the standard Roy Agreement;

Transaction means, as the case may be, Subscription, Assignment, the payment of any monies under a Roy Agreement or the termination of a Roy Agreement;

User means any Person authorized to use the Platform in accordance with the General Terms of Use;

User Account means any User’s account in the books of the Exchange Manager.

2.	CONTRACTUAL FRAMEWORK

2.1.	This Agreement is exclusively composed of the Agreement Documents. No communication between the Parties other than Notices shall have a contractual value.

3.	REPRESENTATIONS AND WARRANTIES

3.1.	Each Party represents and warrants to the other during the entire Term of this Agreement that:

(a)	it is a company validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by law to maintain its existence;

(b)	all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and performing its obligations hereunder;

(c)	it has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d)	this Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constitutive documents, or (iii) conflict with or violate any Applicable Laws;

(e)	this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

3.2.	The Issuer represents and warrants to the Exchange Manager during the entire Term of this Agreement that:

(a)	The Promotion, Introductions and Transactions of Roy Agreements are in compliance with all Applicable Laws;

(b)	None of the Roy Agreements Promoted or traded on the Platform infringes any third party’s copyright or other rights.

4.	RIGHT OF USE

4.1	The use of the Platform by the Issuer is only authorized for the following purposes :

(i)	Promotion of Roy Agreements and Royaltiz Products,

(ii)	Make Introductions, and

(iii)	execute Transactions,

in accordance with Applicable Laws.

4.2	The Exchange Manager hereby grants to the Issuer for the Term a limited, non-exclusive license to access and use the Platform for activities in relation with the purposes set out in Clause 4.1 above.

4.3	The Issuer agrees and acknowledges that the Exchange Manager shall have the right to restrict access to any Platform features to the Issuer or a User in the event of breach of the General Terms of Use.

5.	MARKET DATA PUBLICIZED ON THE PLATFORM

5.1	All Market Data is publicized on the Platform for and on behalf of the Issuer by the Exchange Manager under the sole responsibility of the Issuer.

5.2	All Market Data shall be sent by the Issuer to the Exchange Manager no later than forty-eight (48) hours before display on the Platform.

5.3	At the request of the Issuer, the Parties may amend the Terminological Equivalences.

6.	TRANSACTIONS RECORDING AND SUSPENSION

6.1	The Exchange Manager is authorized to record any Transactions made by Users or the Issuer in accordance with the General Terms of Use and the Roy Agreements to which they are Parties.

6.2	For the avoidance of doubt, the Exchange Manager is authorized to credit and debit the Users’ Financial Accounts in accordance with the terms of the General Terms of Use and the Roy Agreements.

6.3	The Issuer accepts that any Transaction in relation with Roy Agreements shall be deemed to be valid between the Issuer and any User if made by such User in accordance with the General Terms of Use.

6.4	The Issuer agrees that the Exchange Manager may suspend Transactions in respect of Roy Agreements with the Issuer and commence delisting proceedings with or without prior notice to the Issuer if the Issuer is or threatens to be in breach of its obligations under this Agreement or if the Exchange Manager determines in its absolute discretion that such suspension of dealings and delisting is in the public interest.

7.	NO VARIATION OF ROY AGREEMENT

7.1.	The Issuer undertakes not to amend or modifiy any Roy Agreement in a way that will require modifications to the Platform.

8.	INTELLECTUAL PROPERTY

8.1.	The Exchange Manager shall retain absolute ownership over the Intellectual Property Rights over its devices and the Platform, including all pertinent software and hardware thereto.

8.2.	Each Party shall promptly notify the other in writing of any alleged or threatened infringement of any Intellectual Property Rights. The Exchange Manager shall have the right, and according to its sole discretion, to direct, take, bring and control any action or proceeding in its own name, with respect to infringement.

9.	FEES AND COMMISSIONS

9.1	The Exchange Manager shall be entitled to apply to Users the Fees and Commissions on Transactions as publicized on the Platform from time to time.

9.2	The Fees and Commissions may be amended at any time by the Exchange Manager.

10.	INDEPENDENT PARTIES

10.1	Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party will have authority to contract for or bind the other party in any manner whatsoever.

11.	DISCLAIMER

11.1	The Exchange Manager provides the Platform on an “as is” and “as available” basis. The Issuer may use the Platform at its own risk. The Exchange Manager expressly disclaims any and all warranties of any kind, whether express or implied, including, but not limited to the implied warranties of merchantability, fitness for a particular purpose, non- infringement, and any other warranty that might arise under any law. Without limiting the foregoing, the Exchange Manager makes no representations or warranties:

(a)	that the Platform will be permitted in your jurisdiction;

(b)	that the Platform will be uninterrupted or error-free;

(c)	concerning any Information or Market Data disseminated on the Platform;

(d)	that the Exchange Manager will continue to support any particular feature of the Platform.

11.2	The Exchange Manager is continually updating and improving the Platform and reserves the right to modify any functionality or layout of Platform at any time

11.3	The Exchange Manager shall be under no obligation to screen or monitor any Market Data.

12.	TERMINATION

12.1	Either Party may terminate this Agreement at any time without cause (“Voluntary Termination”) by Notice to the Other of not less than six (6) months (“Voluntary Termination Notice”).

12.2	No compensation shall be payable by a Party to the other in the event of Voluntary Termination.

13.	TERMINATION FOR BREACH

13.1	Either Party may terminate this Agreement at any time for Breach (the “Termination for Breach”).

13.2	In the event of Termination for Breach, the non-defaulting Party shall send a one (1) month Notice to the other (the “Notice of Breach”).

14.	INFORMATION AND COMMUNICATION

14.1	The Issuer authorizes the Exchanger Manager to receive all information concerning the Users from any Affiliate, the Escrow Agent and the Payment Service Provider.

14.2	The Issuer authorizes the Exchanger Manager to disclose all information concerning the Issuer, any User who is a party to a Roy Agreement with the Issuer, any Transaction to any Authority.

15.	FORCE MAJEURE

15.1	The Exchange Manager shall not be liabile to the Issuer, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake, epidemics, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) government order or law; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; [and] (g) national or regional emergency; and (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (i) Internet or telecommunication breakdowns, hacking incidents, electronic viruses, power outages and (j) other similar events beyond the control of the Exchange Manager.

16.	TERM

16.1	Unless early terminated, this Agreement shall come into force on the date of its signature by all Parties and shall continue until either Party terminates it by sending a not less than one (1) month prior Notice to the other Party.

17.	ASSIGNMENT

17.1	The Exchange Manager may at any time assign its rights and obligations under this Agreement to any company upon thirty (30) days prior written notice to the Issuer.

18.	NOTICES

18.1	Any Notice under this Agreement shall be made exclusively in the following manner:

(i)	by email:
if to the Exchange Manager: if to the Issuer; or

(ii)	by registered mail or by courier such as DHL or Fedex to the Party’s postal address mentioned hereabove.

18.2	Either Party may change its postal address or email address for Notice by giving the other Party five (5) business days’ Notice of the new postal address or email address.

19.	DATA PROCESSING

19.1	The Issuer accepts that all Applicable Laws regarding privacy and data processing shall be applied to the information and data of the Users of the Platform.

20.	LIMITATION OF LIABILITY

20.1	The Issuer declares that to the extent permitted by applicable law he shall not hold the Exchange Manager liable for any damages, direct, indirect or consequential arising in part or whole from :

(a)	any false or erroneous Information or Market Data,

(b)	any unintentional error by the Exchange Manager in recording any Transaction,

(c)	any hacking of a User Account resulting in one or more fraudulent Transactions, or the hacking of the Platform resulting in suspension of activity or other unintended consequences,

(d)	any situation such as a bug, unavailability or hacking of the Platform making access to the User Account impossible or onerous,

(e)	any fraudulent action by any Person on the Platform resulting in a modification of the Agreement Documents or any Roy Agreement,

(f)	The non-compliance of the Issuer or a User with Applicable Laws including with any tax laws applicable to the Transactions carried out by it.

20.2	In no event shall Exchange Manager be liable to the Issuer or the Issuer to Exchange Manager for exemplary, punitive, incidental, or consequential damages, including lost profits or wages, arising out of this Agreement, or the breach of any term, covenant, representation, warranty, or obligations contained herein. The foregoing limitation on damages shall not apply to the parties’ respective indemnification or confidentiality obligations set forth herein or to a Party’s gross negligence or willful misconduct.

20.3	The Issuer agrees to defend, indemnify and hold the Exchange Manager and its representatives, employees, agents, advisors, and attorneys harmless from and against any and all costs, losses, obligations, suits, judgments, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments, expenses and costs (including reasonable attorneys’ fees and court costs and other legal expenses, including without limitation, those costs incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceeding) incurred through claims of third parties or any other investigations or proceedings (including any governmental or regulatory investigations or proceedings, including, without limitation, any costs incurred in connection with being a witness any investigation or proceeding, even if instituted against the Issuer) arising from, relating to or connected with the (i) manufacture, sale, marketing, distribution, advertising or promotion of any Roy Agreement or any other Royaltiz Product, whether or not in compliance with Aplicable Laws or otherwise, (ii) any breach by the Issuer of any of the undertakings, warranties or other terms contained in this Agreement, (iii) any breach of the Issuer of Roy agreements, (iv) any tax liability of a User or the Issuer in relation with a Roy agreement (v) the Issuer’s products and services, (vi) any failure of the Issuer to comply with applicable law. (vii) any inaccuracy or misrepresentation by the Issuer in this Agreement, (viii) any inacurracy, mistake or misrepresentation contained in the Market Data or any Information; and/or (ix) any infringement or alleged infringement of any third party rights by the Issuer. The Exchanger Manager shall have the right to select counsel in connection with such actions. Termination of this Agreement shall not affect the continuing obligation of the Issuer to indemnify the Exchange Manager hereunder, and the foregoing obligations shall survive termination of this Agreement.

20.4	The Issuer guarantees the timeliness, sequence, accuracy and completeness of Market Data and any other Information or messages disseminated on the Platform.

21.	ADMISSIBLE EVIDENCE

21.1	The Issuer accepts that only the data recorded by the Exchange Manager in relation with any Transactions shall constitute satisfactory and sole evidence of all Transactions under this Agreement.

22.	ENTIRE AGREEMENT

22.1	This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all previous understandings, agreements or communications, whether oral or written, between the Parties with respect to the subject matter hereof.

22.2	The Issuer acknowledges and agrees that this Agreement may be executed electronically; provided that, in the case of electronic execution, in lieu of a handwritten signature, consent shall be given by indicating conformity to this Agreement in the manner indicated on the Platform.

23.	AMENDMENTS

23.1	Any amendment to this Agreement shall only be effective if made (i) in writing and (ii) signed or electronically validated by the Parties.

24.	NO WAIVER - SEVERABILITY

24.1	Failure by a Party to enforce any provision of this Agreement shall not be construed as a waiver by such Party from exercizing such rights.

24.2	In the event that any provision of this Agreement becomes invalid or of no effect, the validity of the remaining provisions shall remain unaffected.

25.	APPLICABLE LAW AND JURISDICTION

25.1	This Agreement is governed by the laws of France.

25.2	Any dispute between the Exchanger Manager and the Issuer concerning the existence, validity, performance, interpretation, and/or termination of this Agreement (“Dispute”) shall be submitted to the exclusive jurisdiction of the competent court of Paris (France).

IN WITNESS WHEREOF, this Agreement has been executed by the Parties in two (2) original counterparts, of which the Exchange Manager and the Issuer have taken one each.

Executed by the Exchanger Manager	_____________________________
Mr. _________, ________

Executed by the Issuer	_____________________________
Mr. _________, ________

APPENDIX 1

Terminological Equivalents

Term defined in the standard Roy Agreement	Terminology Equivalent on the Platform
SUBSCRIPTION	BUY
ASSIGNMENT	RESALE
INSTANT ASSIGNMENT	INSTANT LIQUIDITY
PRICE IMPACT	PRICE IMPACT
USER ACCOUNT	WALLET
TERMINATION FOR BREACH	BANNING
REMUNERATION	YIELD
ADVANCE PAYMENT REQUEST	CLAIM MY YIELD
MAXIMUM SUPPLY	SUPPLY

APPENDIX 2

Standard Roy Agreement